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                                                                     EXHIBIT 2.2

                                   AMENDMENT


                                       TO


                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                          AMKOR TECHNOLOGY KOREA, INC.


                                  as Purchaser


                                       AND


                            ANAM SEMICONDUCTOR, INC.


                                    as Seller


                          Dated as of February 25, 2000


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                      AMENDMENT TO ASSET PURCHASE AGREEMENT


        This is AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment"), dated as of February 25, 2000 by and between Amkor Technology Korea, Inc., a corporation organized under the laws of the Republic of Korea ("Purchaser"), and Anam Semiconductor, Inc., a corporation organized under the laws of the Republic of Korea ("Seller"). Purchaser and Seller shall sometimes individually be referred to as a Party and collectively as the Parties

                                    RECITALS:

WHEREAS, Seller and Purchaser entered into an Asset Purchase Agreement dated January 14, 2000 (the "Original Agreement") under which the Seller agreed to Sell and Purchaser agreed to purchase the semiconductor packaging and test operations generally known as K-1, K-2 and K-3 located at Sungsoo-dong, Sungdong-ku, Seoul, Korea, Buchon, Kyoungki-do, Korea and Bupyung, Kyuongki-do, Korea, respectively, ("Business"); and

WHEREAS, both Parties desires to make changes to certain sections of the Original Agreement by entering into and amendment in accordance with Section 5.7 of the Original Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

                                  DEFINITIONS:

        Unless specifically defined otherwise herein, the terms defined herein shall have the same meanings as set forth in the Original Agreement.

        AMENDMENT TO DEFINITIONS

        The following definition shall be newly added in the Original Agreement:

        "Market Price of Seller Shares" shall mean the issue price of new shares (common stock) of Seller determined in accordance with the formula applicable in case of issuance to third parties as set forth in the Regulation of Financial Management of Listed Companies established by the Financial Supervisory Service in Korea: in other words, 90% of the lesser of (i) KSE closing price on the Base Date or (ii) the arithmetic average of (x) KSE closing price on the Base Date,
(y) weighted average of KSE closing price for the one week period prior to (and including) the Base Date, and (z) weighted average of KSE closing price for the one month period prior to (and including) the Base Date; where the Base Date means the day before the date the board of directors of Seller resolves the issue of the relevant new shares.



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        1.3 Amendment of Section 1.3: "Purchase Price"

        Sub-section 1.3(a) of the Original Agreement is hereby deleted entirely and the following shall be substituted therefor:

        The total aggregate purchase price for the Purchased Assets exclusive of VAT shall be US$950,000,000 (the "Purchase Price") plus the Assumed Liabilities.

        1.8 Amendment of Section 1.8: "Conditions to Each Party's Obligations"

        Sub-section 1.8(d) of the Original Agreement is hereby deleted and the following shall be substituted therefor:

        Amkor Technology, Inc, a corporation established under the laws of the state of Delaware, U.S.A. and an affiliate of Purchaser ("Amkor"), shall have invested total of US$309,000,000 to Seller: (i) US$109,000,000 to acquire the common stock of Seller at the Market Price and (ii) US$200,000,000 to acquire the common stock of Seller at 18,000 Korean Won per share. Other terms and conditions of such investment shall be mutually agreed by Amkor and Seller.

        Sub-section 1.8(e) of the Original Agreement is hereby deleted entirely and the following shall be substituted therefor:

        Amkor and Seller shall have executed an agreement under which Amkor shall subscribe and purchase the common stock of Seller at 18,000 Korean Won per share in the total amount of US$150,000,000: (i) US$30,000,000 by no later than June 30, 2000, (ii) US$60,000,000 by no later than August 31, 2000 (iii) and US$60,000,000 by no later than October 31, 2000. Other terms and conditions of such investment shall be mutually agreed by Amkor and Seller.


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        IN WITNESS WHEREOF, the Parties have caused this AMENDMENT to be signed in their respective names by an officer thereof duly authorized as of the date first above written.


                                            Amkor Technology Korea, Inc.


                                            By: /s/ John N. Boruch
                                               ---------------------------------
                                            Name: John N. Boruch
                                            Title: Director


                                            Anam Semiconductor, Inc.


                                            By: /s/ Kim Kyu-Hyun
                                               ---------------------------------
                                            Name: Kyu-Hyun, Kim
                                            Title: President